MAGNUM HUNTER OBTAINS
NEW $500 MILLION SENIOR BANK CREDIT FACILITY

Irving, Texas, February 15, 2002, Magnum Hunter Resources, Inc. (“Magnum Hunter”) announced today that it has obtained a fully underwritten commitment from Bankers Trust Company, a wholly owned subsidiary of Deutsche Bank, to provide a new $500 million Senior Bank Credit Facility. This new credit facility replaces and combines the existing credit lines of both Magnum Hunter and Prize Energy Corporation (AMEX: PRZ). Proceeds from this new commitment will be available concurrent with the expected closing of the merger between Magnum Hunter and Prize Energy anticipated on or about March 15, 2002. Upon closing, the facility will be used to retire outstanding indebtedness under the Prize Energy commercial bank credit facility, fund the cash component of the merger consideration payable to the Prize shareholders, pay costs and fees associated with the merger, and for general corporate purposes. This new credit facility will be achieved by amending and modifying Magnum Hunter’s existing credit facility resulting in the borrowing base limit increasing from its current level of $160 million to $500 million.

Commenting on this new Senior Bank Credit Commitment, Mr. Chris Tong, Magnum Hunter’s Senior Vice President and Chief Financial Officer, stated, “Bankers Trust delivered us a fully underwritten commitment that will ensure we have the credit capacity to close the transaction and maintain adequate liquidity. Competition from the commercial bank market for this new bank commitment was very strong, however, Bankers Trust was successful at providing us with the best overall terms. We are very pleased to be working with them and look forward to completing the Prize Energy merger next month.”

Magnum Hunter Resources, Inc. is one of the nation’s fastest growing independent exploration and development companies engaged in three principal activities: (1) the exploration, development and production of crude oil, condensate and natural gas; (2) the gathering, transmission and marketing of natural gas; and (3) the managing and operating of producing oil and natural gas properties for interest owners.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Magnum Hunter Resources, Inc.‘s business and prospects, are subject to a number of risks, including volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company’s reports that are available from the SEC.

FOR FURTHER INFORMATION CONTACT: MICHAEL P. MCINERNEY,
INVESTOR RELATIONS (972) 401-0752